CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Exchange Traded Access Securities (E-TRACS)	$100,000,000	$7,130.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

UBS AG Exchange Traded Access Securities (E-TRACS)

Daily Long-Short VIX ETN due November 30, 2040

UBS AG $100,000,000 E-TRACS

The UBS AG Exchange Traded Access Securities (E-TRACS) Daily Long-Short VIX ETN (the “Securities”) are senior unsecured debt securities issued by UBS AG (UBS) that are linked to the performance of the S&P 500 VIX Futures Term-Structure Index ER (the “Index”). The Index is a composite index that measures the return from taking a long position in the S&P 500 VIX Mid-Term Futures™ Index Excess Return (the “Mid-Term Index”) with 100% weight, and taking a short, or inverse, position in the S&P 500 VIX Short-Term Futures™ Index Excess Return (the “Short-Term Index” and, together with the Mid-Term Index, the “Sub-Indices” or the “S&P 500 VIX Futures Indices”) with 50% weight, and rebalancing the weights of the long and short positions daily. The performance of the Index is reduced by the Fee Amount of 0.85% per annum, and increased by the Financing Payment (each as described below). Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration, or upon exercise by UBS of its call right if the level of the Index, calculated as described herein, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount, if applicable. The Securities are linked to the performance of the Index and, as a result, will benefit from any positive, but will also be exposed to any negative, performance of the Index. Payment at maturity, upon early redemption, call or acceleration is subject to the credit worthiness of UBS. In addition, the actual or perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, early redemption, call or acceleration. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)

Initial Trade Date:	November 30, 2010

Initial Settlement Date:	December 3, 2010

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration upon minimum indicative value, as described below.

Maturity Date:	November 30, 2040, subject to adjustments

No Interest Payments:	We will not pay you interest during the term of the Securities.

Face Amount/Denomination:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the S&P 500 VIX Futures Term-Structure Index ER, which measures the return from taking a 100% long position in the Mid-Term Index, and taking a 50% short, or inverse, position in the Short-Term Index. The weights of the long and short positions are rebalanced daily. Each Sub-Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. Each Sub-Index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX index. The Short-Term Index targets a constant weighted average futures maturity of one month. The Mid-Term Index targets a constant weighted average futures maturity of five months.

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date commencing on December 13, 2010 through and including November 23, 2040, subject to the minimum redemption amount of 50,000 Securities and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders.” Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon your exercise of redemption will be zero. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee Amount:	As of any Valuation Date, an amount per Security equals the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date.

See “Risk Factors” beginning on page S-15 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission or any other regulatory body has approved or disapproved of these securities or pass upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated November 30, 2010

UBS Call Right:	On any Trading Day on or after December 5, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive on the Call Settlement Date a cash payment equal to the Current Principal Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero. We refer to this cash payment as the “Call Settlement Amount.”

Acceleration upon Minimum Indicative Value:	If, at any time, the indicative value on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount calculated on and as of the Acceleration Date. We refer to this cash payment as the “Acceleration Amount.”

Cash Settlement Amount at Maturity:	On the Maturity Date, you will receive a cash payment per $25 Face Amount of your Securities equal to the Current Principal Amount as of the Final Valuation Date.

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on November 27, 2040. If any of the applicable Valuation Dates, including the Final Valuation Date, are not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, not to exceed three Trading Days. “Specific Terms of the Securities — Market Disruption Event” on page S-46.

Daily Index Factor:	The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

Index Closing Level:	The closing level of the Index as reported on the NYSE and Bloomberg L.P.

Current Principal Amount:	On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) + Financing

Payment - Fee Amount

Fee Amount:	The Securities are subject to a “Fee Amount” per Security equal to 0.85% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Financing Payment:	You will receive a Financing Payment per Security, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Financing Rate:	On any calendar day, the Financing Rate equals:

(((1 - (91/360) × T-Bill Rate) ^ (-1/91)) -1) × 360

T-Bill Rate:	The T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

Index Calculation Agent:	Standard & Poor’s Financial Services LLC

Security Calculation Agent:	UBS Securities LLC

Listing:	The Securities have been approved for listing on the New York Stock Exchange (“NYSE”) Arca, subject to official notice of issuance, under the symbol “XVIX”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

(cover continued on next page)

CUSIP Number:	902641596

ISIN Number:	US9026415961

On the Initial Trade Date, we sold $10,000,000 Face Amount of Securities to UBS Securities LLC at 100% of their Face Amount. UBS Securities LLC will sell these Securities to the public at 100% of their aggregate Face Amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Current Principal Amount, as calculated by UBS Securities LLC as of the date of such sale. We will receive proceeds in each such sale equal to such Current Principal Amount multiplied by the number of Securities sold. UBS Securities LLC or UBS Financial Services Inc. may receive normal commissions in connection with the sales described in this paragraph.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
S&P 500 VIX Futures Term-Structure Index ER	S-28
Valuation of the Index and the Securities	S-40
Specific Terms of the Securities	S-42
Use of Proceeds and Hedging	S-52
Certain U.S. Federal Income Tax Consequences	S-53
Benefit Plan Investor Considerations	S-57
Supplemental Plan of Distribution	S-59
Conflicts of Interest	S-60

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index, and taking a 50% short, or inverse, position in the Short-Term Index. The weights of the long and short positions are rebalanced daily. Each Sub-Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. Each Sub-Index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX Index. The Short-Term Index targets a constant weighted average futures maturity of one month. The Mid-Term Index targets a constant weighted average futures maturity of five months. The Index and the Sub-Indices were created by Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”). The Index Sponsor calculates the levels of the Index and the Sub-Indices daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes them on the Bloomberg pages specified herein as soon as practicable thereafter. For a detailed description of the Index, see “S&P 500 VIX Futures Term-Structure Index ER” beginning on page S-28.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity, call, acceleration or upon early redemption.

The Securities do not guarantee any return of principal at, or prior to, maturity, call, acceleration, or upon early redemption. Instead, at maturity, you will receive a cash payment equal to the Current Principal Amount as of the Final Valuation Date. If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your principal at maturity, if the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount. See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-42.

We will not pay you interest during the term of the Securities.

At maturity, call, acceleration or upon early redemption, you will receive a cash payment per $25.00 Face Amount of your Securities equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Closing Level. On any Redemption Date, you will receive the Current Principal Amount minus the Redemption Fee Amount.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) + Financing Payment - Fee Amount

Daily Index Factor: The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call, acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Fee Amount: The Securities are subject to a “Fee Amount” per Security equal to 0.85% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Financing Payment: You will receive a Financing Payment per Security, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Financing Rate: On any calendar day, the Financing Rate equals:

(((1- (91/360) × T-Bill Rate) ^ (-1/91)) -1) × 360

where the T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

The Securities are designed as a trading product for sophisticated investors and should not be used as a buy and hold investment.

The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors and should not be used as a buy and hold investment. In particular, the Securities should be purchased only by investors who understand the consequences of seeking a daily rebalanced unequal combination of 100% long and 50% of short, or inverse, investment results generally. Investing in the Securities is not equivalent to a direct investment in the Index. The Securities are subject to the negative effect of the Fee Amount, which can negatively affect returns. The amount you receive at maturity, call, acceleration or upon an earlier redemption will be contingent upon the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, during the term of the Securities. There is no guarantee that you will receive at maturity, call, acceleration or upon an earlier redemption your initial investment back or any return on that investment. Because of the effect of daily rebalancing of the Sub-Indices, significant negative daily performances for your Securities (as a result of declines in the level of the Index reflecting negative daily Mid-Term Index returns and positive daily Short-Term Index returns) may not be offset by any positive daily performance of the Securities of the same magnitude.

The value of the Securities is linked to the Index, which reflects the performance of the two Sub-Indices.

Your investment in the Securities is linked to the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. However, there can be no assurance that the positive performance of the Mid-Term Index, as reflected in the level of the Index, will always have more of an effect on the value of the Securities than the positive performance of the Short-Term Index, as reflected in the level of the Index. Any increases in the value of the Securities due to an increase in the level of the Mid-Term Index, as reflected in the level of the Index, may be offset by a larger increase in the level of the Short-Term Index, as reflected in the level of the Index. Notwithstanding the gains resulting from the Financing Payment and subject to the combined negative effect of the Fee Amount and the Redemption Fee Amount, as applicable, the value of your Securities will generally appreciate as the level of the Mid-Term Index increases, as reflected in the level of the Index, and the level of the Short-Term Index decreases, as reflected in the level of the Index, and will decrease in value as the level of the Mid-Term Index decreases, as reflected in the level of the Index, and the level of the Short-Term Index increases, as reflected in the level of the Index. You may lose some or all of your investment if the level of the Mid-Term Index decreases and the level of the Short-Term Index increases over the term of your Securities, which, in turn, will cause the level of the Index to decline over the term of your Securities.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date commencing on December 13, 2010 through and including November 23, 2040, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

You may lose some or all of your investment upon early redemption, if the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-44 and “— Redemption Procedures” beginning on page S-44.

For any early redemption, the applicable “Valuation Date” means the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Index Business Day that is also a Business Day.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-44.

UBS’s Call Right

On any Trading Day on or after December 5, 2011 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’ exercise of its Call Right, if the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-45.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-15.

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You may lose some or all of your principal — The Securities are exposed to any decline in the level of the Index caused by any daily decrease in the level of the Mid-Term Index and daily increase in the level of the Short-Term Index. Because the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, reduces your final payment, the combination of 100% of the long performance of the Mid-Term Index, as reflected in the level of the Index, and 50% of the short, or inverse, return of the Short-Term Index, as reflected in the level of the Index, rebalanced daily, will need to be sufficient, together with the Financing Payment, to offset the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the level of the Index, as affected by the combination of 100% of the long performance of the Mid-Term Index and 50% of the short, or inverse, return of the Short-Term Index, rebalanced daily, is insufficient to offset the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, over the relevant period, you will lose some or all of your investment at maturity, call, acceleration or upon early redemption.

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The Sub-Indices may not always correlate in a manner that will result in an increase in the level of the Index — the Securities are linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. We expect the value of the Securities to increase as the level of the Index increases, which will be, generally, in any one of the following three situations: (i) the Mid-Term Index increases while the Short-Term Index decreases; (ii) both Sub-Indices increase, and the gain on the Mid-Term Index is more than half of that of the Short-Term Index; or (iii) both Sub-Indices decrease, and the loss on the Short-Term Index is more than two times of that on the Mid-Term Index. There can be no assurance, however, that the Sub-Indices will always correlate in a manner that results in an increase in the level of the Index, causing an increase in the value of the Securities; the Sub-Indices may correlate in a manner that results in a decrease in the level of the Index, causing a decrease in the value of the Securities.

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Market and volatility risk — The return on the Securities, which may be positive or negative, is directly linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. The performance of each of the Sub-Indices is based on the prices of one or more futures contracts on the VIX Index. The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index are each affected by a variety of factors and may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each Sub-Index, the Index and the value of your Securities in unforeseeable ways.

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Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call, acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

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A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

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No redemption prior to December 13, 2010 — You may elect to redeem your Securities on or after December 13, 2010. Accordingly, your ability to liquidate the Securities may be limited prior to that date.

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Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

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Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

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Potential automatic acceleration — In the event the indicative value of the Securities (i) equals $5.00 or less on any Index Business Day or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day, the Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities on any Trading Day on or after December 5, 2011 as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-45. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities.

The Securities may be a suitable investment for you if:

➢	You are willing to accept the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

➢

You seek an investment with a return linked to the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily.

➢

You understand the consequences of seeking returns linked to a trading strategy that seeks to profit from the potential divergence of the performances of the Sub-Indices; i.e., that the Mid-Term Index will increase while the Short-Term Index will decrease, and you intend to actively monitor and manage your investment.

➢

You understand the consequences of seeking returns linked to a trading strategy that seeks to profit from negative “roll yields” of the futures contracts on the VIX Index by selling volatility in the futures contracts in the Short-Term Index and buying volatility in the futures contracts in the Mid-Term Index.

➢

You believe the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, will increase by an amount, together with the Financing Payment, sufficient to offset the cumulative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that are subject to the UBS Call Right, on any Trading Day on or after December 5, 2011.

➢	You are investing in the Securities as a trading product and do not intend to buy and hold the Securities as part of a long-term investment portfolio.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢

You do not seek an investment with a return linked to the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily.

➢

You do not understand the consequences of seeking returns linked to a trading strategy that seeks to profit from the potential divergence of the performances of the Sub-Indices; i.e., that the Mid-Term Index will increase while the Short-Term Index will decrease, and you do not intend to actively monitor and manage your investment.

➢

You do not understand the consequences of seeking returns linked to a trading strategy that seeks to profit from negative “roll yields” of the futures contracts on the VIX Index by selling volatility in the futures contracts in the Short-Term Index and buying volatility in the futures contracts in the Mid-Term Index.

➢

You believe that the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, will decline during the term of the Securities or any increase in the level of the Index over the term of the Securities, together with the Financing Payment, will not be sufficient to offset the negative effect of the Fee Amount, and any Redemption Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that are subject to the UBS Call Right, on any Trading Day on or after December 5, 2011.

➢	You are investing in the Securities to hold them long-term, or until maturity, as part of a long-term investment portfolio, rather than investing in the Securities as a trading product.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The level of the Index is calculated by S&P and disseminated by NYSE approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 4:00 a.m. to 4:15 p.m., New York City time, and a daily level for the Index is published at approximately 4:00 p.m., New York City time, on each Index Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “SPVXTSER”. The historical performance of the Index is not indicative of the future performance of the Index or the Securities, or the level of the Index or the Current Principal Amount of the Securities on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Certain U.S. Federal Income Tax Consequences” on page S-53.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Certain U.S. Federal Income Tax Consequences” on page S-53.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments.

Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Certain U.S. Federal Income Tax Consequences” on page S-53 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-15 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

In Example 1, the level of the Index increases at a constant rate of 0.025% per day for 30 days. In Example 2, the level of the Index increases at a constant rate of 0.025% per day for the first 15 days, and then decreases at a constant rate of 0.025% per day for the next 15 days. In Example 3, the level of the Index decreases at a constant rate of 0.025% per day for the first 15 days, and then increases at a constant rate of 0.025% per day for the next 15 days. In Example 4, the level of the Index decreases at a constant rate of 0.025% per day for 30 days. For ease of analysis and presentation, the followings examples also assume that the term of the Securities is 30 days and that no acceleration upon minimum indicative value has occurred. These examples highlight the impact of the Fee Amount and Financing Payment on the payment at maturity or call, or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the six examples:

➢	the initial index level for the Index is 1,000;

➢	the Current Principal Amount on the first day is $25.00;

➢	the Financing Rate is 0.16%;

➢	the Fee Amount is calculated on an actual/365 basis; and

➢	the Financing payment is calculated on an actual/360 basis.

Hypothetical Examples

Example 1

Month End	SPVXTSER Index End Level	Index Performance Ratio		Fee Amount*	Financing Payment**	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			( previous Current Principal Amount x Index Performance Ratio )	( D x Fee Amount x Act/365)	( D x Financing Rate x Act/360)	( D - E + F )	( G - ( G x Redemption Fee Amount) )
1	1,000.25	1.00025	25.0063	0.0005822	0.0001111	25.00578	24.9745
2	1,000.50	1.00025	25.0120	0.0005823	0.0001112	25.01156	24.9803
3	1,000.75	1.00025	25.0178	0.0005825	0.0001112	25.01734	24.9861
4	1,001.00	1.00025	25.0236	0.0005826	0.0001112	25.02312	24.9918
5	1,001.25	1.00025	25.0294	0.0005827	0.0001112	25.02891	24.9976
6	1,001.50	1.00025	25.0352	0.0005829	0.0001113	25.03469	25.0034
7	1,001.75	1.00025	25.0410	0.0005830	0.0001113	25.04048	25.0092
8	1,002.00	1.00025	25.0467	0.0005831	0.0001113	25.04627	25.0150
9	1,002.25	1.00025	25.0525	0.0005833	0.0001113	25.05206	25.0207
10	1,002.50	1.00025	25.0583	0.0005834	0.0001114	25.05785	25.0265
11	1,002.75	1.00025	25.0641	0.0005835	0.0001114	25.06364	25.0323
12	1,003.00	1.00025	25.0699	0.0005837	0.0001114	25.06944	25.0381
13	1,003.25	1.00025	25.0757	0.0005838	0.0001114	25.07523	25.0439
14	1,003.51	1.00025	25.0815	0.0005839	0.0001115	25.08103	25.0497
15	1,003.76	1.00025	25.0873	0.0005841	0.0001115	25.08682	25.0555
16	1,004.01	1.00025	25.0931	0.0005842	0.0001115	25.09262	25.0613
17	1,004.26	1.00025	25.0989	0.0005843	0.0001115	25.09842	25.0671
18	1,004.51	1.00025	25.1047	0.0005845	0.0001116	25.10423	25.0728
19	1,004.76	1.00025	25.1105	0.0005846	0.0001116	25.11003	25.0786
20	1,005.01	1.00025	25.1163	0.0005848	0.0001116	25.11583	25.0844
21	1,005.26	1.00025	25.1221	0.0005849	0.0001116	25.12164	25.0902
22	1,005.51	1.00025	25.1279	0.0005850	0.0001117	25.12745	25.0960
23	1,005.77	1.00025	25.1337	0.0005852	0.0001117	25.13325	25.1018
24	1,006.02	1.00025	25.1395	0.0005853	0.0001117	25.13906	25.1076
25	1,006.27	1.00025	25.1453	0.0005854	0.0001118	25.14488	25.1134
26	1,006.52	1.00025	25.1512	0.0005856	0.0001118	25.15069	25.1192
27	1,006.77	1.00025	25.1570	0.0005857	0.0001118	25.15650	25.1251
28	1,007.02	1.00025	25.1628	0.0005858	0.0001118	25.16232	25.1309
29	1,007.28	1.00025	25.1686	0.0005860	0.0001119	25.16813	25.1367
30	1,007.53	1.00025	25.1744	0.0005861	0.0001119	25.17395	25.1425

Cumulative Index Return					0.75273%
Return on Securities					0.56993%

Hypothetical Examples

Example 2

Month End	SPVXTSER Index End Level	Index Performance Ratio		Fee Amount*	Financing Payment**	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			( previous Current Principal Amount x Index Performance Ratio)	( D x Fee Amount x Act/365)	( D x Financing Rate x Act/ 360)	( D - E + F)	( G - ( G x Redemption Fee Amount) )
1	1,000.25	1.00025	25.0063	0.0005822	0.0001111	25.00578	24.9745
2	1,000.50	1.00025	25.0120	0.0005823	0.0001112	25.01156	24.9803
3	1,000.75	1.00025	25.0178	0.0005825	0.0001112	25.01734	24.9861
4	1,001.00	1.00025	25.0236	0.0005826	0.0001112	25.02312	24.9918
5	1,001.25	1.00025	25.0294	0.0005827	0.0001112	25.02891	24.9976
6	1,001.50	1.00025	25.0352	0.0005829	0.0001113	25.03469	25.0034
7	1,001.75	1.00025	25.0410	0.0005830	0.0001113	25.04048	25.0092
8	1,002.00	1.00025	25.0467	0.0005831	0.0001113	25.04627	25.0150
9	1,002.25	1.00025	25.0525	0.0005833	0.0001113	25.05206	25.0207
10	1,002.50	1.00025	25.0583	0.0005834	0.0001114	25.05785	25.0265
11	1,002.75	1.00025	25.0641	0.0005835	0.0001114	25.06364	25.0323
12	1,003.00	1.00025	25.0699	0.0005837	0.0001114	25.06944	25.0381
13	1,003.25	1.00025	25.0757	0.0005838	0.0001114	25.07523	25.0439
14	1,003.51	1.00025	25.0815	0.0005839	0.0001115	25.08103	25.0497
15	1,003.76	1.00025	25.0873	0.0005841	0.0001115	25.08682	25.0555
16	1,003.51	0.99975	25.0806	0.0005842	0.0001115	25.08008	25.0487
17	1,003.25	0.99975	25.0738	0.0005841	0.0001115	25.07334	25.0420
18	1,003.00	0.99975	25.0671	0.0005839	0.0001115	25.06660	25.0353
19	1,002.75	0.99975	25.0603	0.0005837	0.0001114	25.05986	25.0285
20	1,002.50	0.99975	25.0536	0.0005836	0.0001114	25.05312	25.0218
21	1,002.25	0.99975	25.0469	0.0005834	0.0001114	25.04639	25.0151
22	1,002.00	0.99975	25.0401	0.0005833	0.0001113	25.03965	25.0084
23	1,001.75	0.99975	25.0334	0.0005831	0.0001113	25.03292	25.0016
24	1,001.50	0.99975	25.0267	0.0005830	0.0001113	25.02619	24.9949
25	1,001.25	0.99975	25.0199	0.0005828	0.0001113	25.01946	24.9882
26	1,001.00	0.99975	25.0132	0.0005826	0.0001112	25.01274	24.9815
27	1,000.75	0.99975	25.0065	0.0005825	0.0001112	25.00601	24.9748
28	1,000.50	0.99975	24.9998	0.0005823	0.0001112	24.99929	24.9680
29	1,000.25	0.99975	24.9930	0.0005822	0.0001111	24.99257	24.9613
30	1,000.00	0.99975	24.9863	0.0005820	0.0001111	24.98585	24.9546

Cumulative Index Return					-0.00009%
Return on Securities					-0.18153%

Hypothetical Examples

Example 3

Month End	SPVXTSER Index End Level	Index Performance Ratio		Fee Amount*	Financing Payment**	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			( previous Current Principal Amount x Index Performance Ratio)	( D x Fee Amount x Act/365)	( D x Financing Rate x Act/360)	( D - E + F)	( G - ( G x Redemption Fee Amount) )
1	999.75	0.99975	24.9938	0.0005822	0.0001111	24.99328	24.9620
2	999.50	0.99975	24.9870	0.0005820	0.0001111	24.98656	24.9553
3	999.25	0.99975	24.9803	0.0005819	0.0001111	24.97984	24.9486
4	999.00	0.99975	24.9736	0.0005817	0.0001110	24.97313	24.9419
5	998.75	0.99975	24.9669	0.0005816	0.0001110	24.96641	24.9352
6	998.50	0.99975	24.9602	0.0005814	0.0001110	24.95970	24.9285
7	998.25	0.99975	24.9535	0.0005813	0.0001110	24.95299	24.9218
8	998.00	0.99975	24.9468	0.0005811	0.0001109	24.94628	24.9151
9	997.75	0.99975	24.9400	0.0005809	0.0001109	24.93958	24.9084
10	997.50	0.99975	24.9333	0.0005808	0.0001109	24.93287	24.9017
11	997.25	0.99975	24.9266	0.0005806	0.0001108	24.92617	24.8950
12	997.00	0.99975	24.9199	0.0005805	0.0001108	24.91947	24.8883
13	996.75	0.99975	24.9132	0.0005803	0.0001108	24.91277	24.8816
14	996.51	0.99975	24.9065	0.0005802	0.0001107	24.90607	24.8749
15	996.26	0.99975	24.8998	0.0005800	0.0001107	24.89937	24.8682
16	996.51	1.00025	24.9056	0.0005798	0.0001107	24.90513	24.8740
17	996.75	1.00025	24.9114	0.0005800	0.0001107	24.91089	24.8797
18	997.00	1.00025	24.9171	0.0005801	0.0001107	24.91664	24.8855
19	997.25	1.00025	24.9229	0.0005803	0.0001108	24.92240	24.8913
20	997.50	1.00025	24.9286	0.0005804	0.0001108	24.92817	24.8970
21	997.75	1.00025	24.9344	0.0005805	0.0001108	24.93393	24.9028
22	998.00	1.00025	24.9402	0.0005807	0.0001108	24.93969	24.9085
23	998.25	1.00025	24.9459	0.0005808	0.0001109	24.94546	24.9143
24	998.50	1.00025	24.9517	0.0005809	0.0001109	24.95122	24.9200
25	998.75	1.00025	24.9575	0.0005811	0.0001109	24.95699	24.9258
26	999.00	1.00025	24.9632	0.0005812	0.0001109	24.96276	24.9316
27	999.25	1.00025	24.9690	0.0005813	0.0001110	24.96853	24.9373
28	999.50	1.00025	24.9748	0.0005815	0.0001110	24.97430	24.9431
29	999.75	1.00025	24.9805	0.0005816	0.0001110	24.98007	24.9488
30	1,000.00	1.00025	24.9863	0.0005817	0.0001110	24.98585	24.9546

Cumulative Index Return					-0.00009%
Return on Securities					-0.18153%

Hypothetical Examples

Example 4

Month End	SPVXTSER Index End Level	Index Performance Ratio		Fee Amount*	Financing Payment**	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	( D x Fee Amount x Act/365)	( D x Financing Rate x Act/360)	( D - E + F)	( G - ( G x Redemption Fee Amount) )
1	999.75	0.99975	24.9938	0.0005822	0.0001111	24.99328	24.9620
2	999.50	0.99975	24.9870	0.0005820	0.0001111	24.98656	24.9553
3	999.25	0.99975	24.9803	0.0005819	0.0001111	24.97984	24.9486
4	999.00	0.99975	24.9736	0.0005817	0.0001110	24.97313	24.9419
5	998.75	0.99975	24.9669	0.0005816	0.0001110	24.96641	24.9352
6	998.50	0.99975	24.9602	0.0005814	0.0001110	24.95970	24.9285
7	998.25	0.99975	24.9535	0.0005813	0.0001110	24.95299	24.9218
8	998.00	0.99975	24.9468	0.0005811	0.0001109	24.94628	24.9151
9	997.75	0.99975	24.9400	0.0005809	0.0001109	24.93958	24.9084
10	997.50	0.99975	24.9333	0.0005808	0.0001109	24.93287	24.9017
11	997.25	0.99975	24.9266	0.0005806	0.0001108	24.92617	24.8950
12	997.00	0.99975	24.9199	0.0005805	0.0001108	24.91947	24.8883
13	996.75	0.99975	24.9132	0.0005803	0.0001108	24.91277	24.8816
14	996.51	0.99975	24.9065	0.0005802	0.0001107	24.90607	24.8749
15	996.26	0.99975	24.8998	0.0005800	0.0001107	24.89937	24.8682
16	996.01	0.99975	24.8931	0.0005798	0.0001107	24.89268	24.8616
17	995.76	0.99975	24.8865	0.0005797	0.0001107	24.88599	24.8549
18	995.51	0.99975	24.8798	0.0005795	0.0001106	24.87930	24.8482
19	995.26	0.99975	24.8731	0.0005794	0.0001106	24.87261	24.8415
20	995.01	0.99975	24.8664	0.0005792	0.0001106	24.86592	24.8348
21	994.76	0.99975	24.8597	0.0005791	0.0001105	24.85924	24.8282
22	994.51	0.99975	24.8530	0.0005789	0.0001105	24.85255	24.8215
23	994.27	0.99975	24.8463	0.0005788	0.0001105	24.84587	24.8148
24	994.02	0.99975	24.8397	0.0005786	0.0001104	24.83919	24.8081
25	993.77	0.99975	24.8330	0.0005784	0.0001104	24.83251	24.8015
26	993.52	0.99975	24.8263	0.0005783	0.0001104	24.82584	24.7948
27	993.27	0.99975	24.8196	0.0005781	0.0001104	24.81916	24.7881
28	993.02	0.99975	24.8130	0.0005780	0.0001103	24.81249	24.7815
29	992.78	0.99975	24.8063	0.0005778	0.0001103	24.80582	24.7748
30	992.53	0.99975	24.7996	0.0005777	0.0001103	24.79915	24.7682

Cumulative Index Return					-0.74729%
Return on Securities					-0.92739%

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Index, the Short-Term Index or the Mid-Term Index and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity, call, acceleration or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Index Closing Level, the Fee Amount, the Financing Payment and any Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index, futures contracts on the VIX Index or the Sub-Indices. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity, call, acceleration or upon early redemption. We will pay you at maturity, call, acceleration or upon early redemption or termination the Current Principal Amount per $25.00 Face Amount of your Securities, based on the performance of the Index, the Financing Payment and the effect of the Fee Amount less, in the case of an early redemption, the Redemption Fee Amount. The Securities are fully exposed to any decline in the level of the Index (as measured by the Daily Index Factor). You will lose some or all of your principal if the Index Closing Level on any Valuation Date or the Final Valuation Date is not sufficiently above the Index Closing Level on the Index Business Day immediately preceding such Valuation Date or Final Valuation Date such that, together with the Financing Payment, the cumulative effect of the Fee Amount and any Redemption Fee Amount are not offset. Depending on the Index Closing Level on the applicable Valuation Date or the Final Valuation Date, you could lose a substantial portion and possibly all of your initial investment. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level on any Valuation Date or the Final Valuation Date is therefore unpredictable.

Your Securities are linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily.

Your investment in the Securities is linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. However, there can be no assurance that the positive performance of the Mid-Term Index will always have more of an effect on the level of the Index, and therefore the value of the Securities, than the positive performance of the Short-Term Index. Any increases in the level of the Index, and therefore the value of the Securities, due to an increase in the level of the Mid-Term Index may be offset by an larger increase in the level of the Short-Term Index. Notwithstanding the gains resulting from the Financing Payment and subject to the combined negative effect of the Fee Amount and the Redemption Fee Amount, as applicable, your Securities will generally appreciate as the level of the Index increases, which will be, generally, when the level of the Mid-Term Index increases and the level of the Short-Term Index decreases and will decrease in value as the level of the Index decreases, which will be, generally, when the level of the Mid-Term Index decreases and the level of the Short-Term Index increases. You may lose some or all of your investment if the level of the Index decreases, caused, generally, by a decrease in the level of the Mid-Term Index and an increase in the level of the Short-Term Index over the term of your Securities.

Risk Factors

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call, acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by sophisticated investors who understand the consequences of seeking returns linked to an unequal combination of daily rebalanced combined long and short, or inverse, investment results, and who intend to actively monitor and manage their investments.

The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors and should not be used as a buy and hold investment. In particular, the Securities should be purchased only by sophisticated investors who understand the consequences of seeking returns linked to an unequal combination of daily rebalanced 100% long and 50% of the short, or inverse, investment results generally. Investing in the Securities is not equivalent to a direct investment in the Index or a direct 100% long position in the Mid-Term Index and 50% of a short position in the Short-Term Index because the combined performance of the Sub-Indices is rebalanced each day, resulting in the compounding of daily returns. The rebalancing of the daily returns of the Sub-Indices is reflected in the level of the Index, and therefore the value of the Securities. The value of the Securities is also subject to the negative effect of the Fee Amount, which can negatively affect returns. The amount you receive at maturity, call, acceleration or upon an earlier redemption will be contingent upon the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, during the term of the Securities. There is no guarantee that you will receive at maturity, call, acceleration or upon an earlier redemption your initial investment back or any return on that investment. Significant negative daily performances for your Securities (for example, as a result of declines in the level of the Index caused by negative daily Mid-Term Index returns and positive daily Short-Term Index returns) may not be offset by any subsequent positive daily performance of the same magnitude.

The level of the Index, and therefore the value of the Securities, may not increase when the level of the Mid-Term Index increases or the level of the Short-Term Index decreases.

The Securities are linked to the level of the Index, which, in turn, measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily. Generally, we expect the level of the Index, and therefore the value of the Securities, to increase in any one of the following three situations:

➢	the Mid-Term Index increases while the Short-Term Index decreases;

➢	both Sub-Indices increase, and the gain on the Mid-Term Index is more than half of that of the Short-Term Index; or

➢	both Sub-Indices decrease, and the loss on the Short-Term Index is more than two times of that on the Mid-Term Index.

Risk Factors

Conversely, we expect the level of the Index, and therefore the value of the Securities, to decrease in any one of the following three situations:

➢	the Mid-Term Index decreases while the Short-Term Index increases;

➢	both Indices decrease, and the loss on the Mid-Term Index is more than half of that of the Short-Term Index; or

➢	both Indices increase, and the gain on the Short-Term Index is more than two times of that on the Mid-Term Index.

There can be no assurance that the Sub-Indices will always correlate in a manner that will result in an increase in the level of the Index, resulting in an increase in the value of the Securities. You should understand that the Securities involve a strategy that seeks to profit from the potential divergence of the performances of the Sub-Indices, as described in the first three bullet points above. However, if the performances of the Sub-Indices diverge in the manner described in the fourth through sixth bullet points above, the level of the Index will decline, resulting in a decrease in the value of the Securities.

Historically, the two Sub-Indices are positively correlated, and any gain or loss on the Mid-Term Index would normally be partially offset by the loss or gain on the Short-Term Index. However, even though the Short-Term Index only factors negative 50%, in certain circumstances, the short position in the Short-Term Index may have a larger impact on the value of the Securities; for example, when the losses (or gains) on the Short-Term Index are more than two times of that on the Mid-Term Index.

The Financing Payment may be less than your return if you had lent funds to a third party.

There is no guarantee that the Financing Payment will correspond to the highest return you would receive if you had lent funds to a third party. If the Financing Payment is less than the return you would have otherwise received from lending available funds to a third party for the same time period, your return on the Securities may be less than your return on an investment in a different instrument linked to returns linked to combination of the 100% long performance of the Mid-Term Index and 50% of the short, or inverse, performance of the Short-Term Index, rebalanced daily, where you lent funds for a higher return to the third party.

Changes in the 91-Day U.S. Treasury Bill rate may affect the value of your Securities.

Your payment at maturity, acceleration or call, or upon redemption, will be increased, in part, by the Financing Payment, over the relevant period, which is linked, in part, to the 91-day U.S. Treasury Bill rate. As a result, if the 91-day U.S. Treasury Bill rate decreases during the term of the Securities, the Financing Payment will decrease, which will reduce the amount payable on your Securities at maturity; call, acceleration or upon redemption, and may adversely affect the market value of your Securities.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

In the event the indicative value of the Securities equals (i) $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day on any Index Business Day, the Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive the Acceleration Amount calculated on and as of the Acceleration Date as determined by the Security Calculation Agent as described herein. The Securities will be automatically accelerated and redeemed even if the indicative value on that Index Business Day or any subsequent Index Business Day would exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day.

Risk Factors

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities, either positively or negatively. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-44 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Index Business Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the third Index Business Day prior to the related Redemption Date and also the first Index Business Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Index Business Day following the corresponding Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your Securities, and prior to the relevant Redemption Date.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early

Risk Factors

redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day on or after December 5, 2011 through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

You will not receive interest payments on the Securities or have rights in respect of any of the futures contracts included in the Sub-Indices.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Certain U.S. Federal Income Tax Consequences — Alternative Treatments.”

As an owner of the Securities, you will not have rights that investors in the index components included in the Sub-Indices underlying the Index underlying your Securities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the Sub-Indices underlying the Index underlying your Securities.

The VIX Index is a theoretical calculation and is not a tradable index.

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contracts contained in the Sub-Indices underlying the Index underlying the Securities is based on this theoretically derived calculation. As a result the behavior of the futures contracts that comprise the Sub-Indices underlying the Index underlying your Securities may be different from futures contracts whose settlement price is based on a tradable asset.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the applicable Valuation Date or the Final Valuation Date. You may also sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the index components underlying the Sub-Indices and the Index will affect the market value of the Securities more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the Securities. Factors that may influence the market value of the Securities include:

➢

prevailing market prices and forward volatility index levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any market maker;

➢	the time remaining to the maturity of the Securities;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, biological, judicial or force majeure events that affect the level of the underlying Indices or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

Risk Factors

➢	the actual or perceived creditworthiness of UBS;

➢	supply and demand in the listed and over-the-counter equity derivative markets; or

➢	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Your Securities are not linked to the VIX Index and the value of your Securities may be less than it would have been had your Securities been linked to the VIX Index.

The value of your Securities will be linked to the value of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Sub-Indices underlying the Index underlying your Securities are based upon holding a rolling long position in futures on the VIX Index. These futures, and the result of the 100% long performance of the Mid-Term Index and 50% of the short, or inverse, performance of the Short-Term Index, rebalanced daily, as reflected in the level of the Index, will not necessarily track the performance of the VIX Index. Your Securities may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of the Index to rise. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your Securities.

The VIX Index is a measure of forward volatility of the S&P 500® Index and your Securities are not linked to the options used to calculate the VIX Index, to the actual volatility of the S&P 500® Index or the equity securities included in the S&P 500® Index, nor will the return on your Securities be a participation in the actual volatility of the S&P 500® Index.

The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of your Securities is linked to the Index underlying your Securities, which, in turn, reflects the result of the daily compounded performance of the Mid-Term index and 50% of the short, or inverse, performance of the Short-Term Index. Your Securities are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

Changing prices of the futures contracts included in the Sub-Indices may result in a reduced amount payable at maturity, call, acceleration or upon redemption.

The Sub-Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Sub-Indices approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the purchase price of the November contract,

Risk Factors

thereby creating a positive “roll yield.” The contracts included in the Sub-Indices have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Sub-Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. In particular, the cost to “roll” the contracts included in the Short-Term Index, which is a feature of the term structure of the VIX futures market on which the Securities are designed to capitalize, are generally much higher than the cost to “roll” the contracts included in the Mid-Term Index. The existence of contango in the future markets could result in negative “roll yields,” which could adversely affect the value of the Sub-Indices underlying the Index. By incorporating 50% of the short, or inverse, performance of the Short-Term Index, the level of the Index will generally increase with the decrease of the Short-Term Index; and therefore, your Securities may benefit from the contango market in the Short-Term Index. Conversely, by incorporating the long performance of the Mid-Term Index, the level of the Index will generally decrease with the decrease of the Mid-Term Index; and therefore, your Securities may lose value as the result of the contango market in the Mid-Term Index. The benefits from a contango market in the Short-Term Index may not completely offset the losses from a contango market in the Mid-Term Index.

The Sub-Indices may in the future include contracts that are not traded on regulated futures exchanges.

The Sub-Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, any of the Sub-Indices may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Sub-Indices, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index, the Sub-Indices and VIX Index futures have limited historical information.

The Index was created on November 23, 2010, and therefore has a limited history. The Sub-Indices underlying the Securities were created in April 2008 and the Index Sponsor has published limited information about how the Sub-Indices would have performed had they been calculated in the past. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Risk Factors

Because the Sub-Indices and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each Index makes use of as the basis for an investment decision.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Sub-Indices will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Historical levels of comparable indices should not be taken as an indication of the future performance of any Index during the term of the Securities.

It is impossible to predict whether the Index or any of the Sub-Indices will rise or fall. The actual performance of the Index or any of the Sub-Indices over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

The policies of the Index Sponsor and the CBOE and changes that affect the composition and valuation of the S&P 500® Index, the VIX Index or the Indices could affect the amount payable on your Securities and their market value.

The policies of the Index sponsor and the CBOE concerning the calculation of the level of the Index, the S&P 500® Index, the VIX Index and the Sub-Indices, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the underlying Sub-Indices, respectively, could affect the value of the underlying Sub-Indices and the Index and, therefore, the amount payable on your Securities at maturity, call, acceleration or upon redemption and the market value of your Securities prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. S&P can also add, delete or substitute the futures contracts underlying the Sub-Indices or make other methodological changes that could change the level of the Sub-Indices. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. The changing of the futures contracts underlying the Sub-Indices may affect the performance of the Sub-Indices in similar ways. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or any of the Sub-Indices. Any of these actions could adversely affect the value of your Securities. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index or the Sub-Indices. See “S&P 500 VIX Futures Term-Structure Index ER — The S&P 500 VIX Futures Indices.”

Risk Factors

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Securities. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Securities. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Securities. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “S&P 500 VIX Futures Term-Structure Index ER — The VIX Index” below.

If events such as these occur, or if the value of the Index or the Sub-Indices is not available or cannot be calculated because of a market disruption event or for any other reason, the Security Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the Security Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Market Disruption Event.”

The NYSE may, in its sole discretion, discontinue the public disclosure of the intraday indicative values of the Index and the end-of-day official closing value of the Index.

The Securities have been approved for listing on NYSE Arca, subject to official notice of issuance. S&P, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and the end-of-day official closing value of the Index or required to calculate similar values for any successor index, nor is the NYSE under any obligation to disseminate such values. If the NYSE discontinues such public disclosure, we may not be able to provide the intraday indicative value related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing on NSYE Arca, subject to official notice of issuance. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

Risk Factors

Trading and other transactions by UBS or its affiliates in instruments linked to the equity securities underlying the S&P 500® Index or instruments linked to the Index, the Sub-Indices, the VIX Index, the S&P 500® Index, or the equity securities underlying the S&P 500® Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” in this prospectus supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Sub-Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Sub-Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Our business activities may create conflicts of interest.

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Sub-Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, the Sub-Indices, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Sub-Indices), the S&P 500® Index (including

Risk Factors

the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “S&P 500 VIX Futures Term-Structure Index ER — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index or the Sub-Indices. If the Index Sponsor discontinues or suspends the calculation of the Index or the Sub-Indices, it may become difficult to determine the market value of the Securities and the payment at maturity, call, acceleration or redemption. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call, acceleration or redemption will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-46 and “Specific Terms of the Securities — Security Calculation Agent” on page S-45. The Index Sponsor is not involved in the offer of the Securities in any way, and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor, the Index and the Sub-Indices from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor, the Index or the Sub-Indices contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor, the Index and the Sub-Indices.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index, the Sub- Indices, the VIX Index and the constituents of the Sub-Indices that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could have an adverse impact on the market value of the Securities.

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call,

Risk Factors

acceleration or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-45. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index or the futures contracts underlying the Sub-Indices has occurred or is continuing on a day when the Security Calculation Agent will determine the Index Closing Level. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest with you if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Closing Level on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or Final Valuation Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

Because your payment at maturity, call, acceleration or upon early redemption is a function of, among other things, the Daily Index Factor on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level and, therefore, a different Daily Index Factor, which could decrease the Current Principal Amount as compared to the Current Principal Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Security Calculation Agent determines that any of the following Index calculation disruption events exists: the Index Sponsor does not publish the level of the Index; disruptions in trading of the equity securities included in the S&P 500 Index; disruptions in the price and trade reporting systems of any relevant exchange for the S&P 500 Index; disruptions or a breakdown in the price and reporting systems for any relevant exchange for the VIX Index; a decision to permanently discontinue trading in SPX Options or futures on the VIX Index; the occurrence or existence, or a lack of, or a material decline in, the liquidity in the market for trading in any futures contract in a Sub-Index;

Risk Factors

any event or condition, the occurrence of which results in an illiquid market for trading in any futures contract on a Sub-Index; the declaration or continuance of a general moratorium in respect of banking activities in any relevant city; or any force majeure event, the occurrence of which, as determined by the Security Calculation Agent, would materially affect the Index, any futures contract underlying any Sub-Index or the calculation of the VIX Index. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after December 5, 2011, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to its Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-7, “Certain U.S. Federal Income Tax Consequences” on page S-53, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Certain U.S. Federal Income Tax Consequences” on page S-53 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

S&P 500 VIX Futures Term-Structure Index ER

We have derived the following description of the Index and the Sub-Indices from the S&P U.S. Index Committee Rules, which governs the management and calculation of the Indices and is published by the Index Sponsor. We have also derived certain information about the Index and the Sub-Indices, the S&P 500® Index and the VIX Index from public sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The Index and the S&P 500 VIX Futures Indices are calculated, maintained and published by S&P or the “Index Sponsor.” The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index measures the return from taking a 100% long position in the Mid-Term Index, and taking a 50% short position in the Short-Term Index. The weights of the long and short positions are rebalanced daily.

Each Sub-Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Each Sub-Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index. Specifically, the Short-Term Index measures the return from a daily rolling long position in the first and second month VIX futures contracts, and the Mid-Term Index measures the return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts.

Publication of Index Value

The level of the Index is calculated in accordance with the method described in “— Calculation of the Index” below. The value of the Index in real time and at the close of trading on each Index Business Day will be published by Bloomberg L.P. or a successor under the following ticker symbol “SPVXTSER”.

Each Sub-Index is calculated as described below under “— Composition of the Sub-Indices” and “— Calculation of the Sub-Indices.” We will first describe the S&P 500® Index and the VIX Index and provide an overview of the futures markets generally before describing the Index and the Sub-Indices in detail.

The S&P 500® Index

The Index Sponsor publishes the S&P 500® Index. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The Index Sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The Index Sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the Index Sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

S&P 500 VIX Futures Term-Structure Index ER

The VIX Index

We have derived all information contained in this prospectus supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “UX.”

S&P 500 VIX Futures Term-Structure Index ER

Futures Markets

Each of the Indices is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading,

S&P 500 VIX Futures Term-Structure Index ER

including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Sub-Indices

The S&P 500 VIX Short-Term Futures™ Index ER and the S&P 500 VIX Mid-Term Futures™ Index ER are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through an unleveraged investment in those contracts.

The Sub-Indices are rolling Indices, each of which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Sub-Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Sub-Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and each Sub-Index is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term Index is one month and for the futures underlying the Mid-Term Index is five months.

Calculation of the Sub-Indices

The Sub-Indices model returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The Short-Term Index measures the return from a rolling long position in the first and second month VIX futures contracts. The Short-Term Index rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract. The Mid-Term Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. The Mid-Term Index rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts.

On any S&P 500 VIX Futures Business Day, t, the index ER is calculated as follows:

where:

IndexERt-1 = The Index Excess Return on the preceding business day, defined as any date on which the index is calculated.

S&P 500 VIX Futures Term-Structure Index ER

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

TDWOt = Total Dollar Weight Obtained on t, as determined by the following formula for each of the Indices:

TDWIt-1 = Total Dollar Weight Invested on t-1, as determined by the following formula for each of the Indices:

where:

CRWi, t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi, t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

m = For the S&P 500 VIX Short-Term Futures Index m =1. For the S&P 500 VIX Mid-Term Futures Index m =4.

n = For the S&P 500 VIX Short-Term Futures Index n = 2. For the S&P 500 VIX Mid-Term Futures Index n =7.

Contract Rebalancing

The Roll Period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the Indices are rolling on a continual basis. On the business date after the current Roll Period ends the following Roll Period will begin.

S&P 500 VIX Futures Term-Structure Index ER

In calculating the Excess Return of each of the Indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

S&P 500 VIX Short-Term Index

where:

dt = The total number of business days in the current Roll Period beginning with, and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr = The total number of business days within a roll period beginning with, and including, the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX futures holding is sold and an equal notional amount of the second month VIX futures is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the first month contract is progressively moved to the second month one over the course of the month, until the following Roll Period starts when the old second month VIX futures contract becomes the new first month VIX futures contract and gets sold every day afterward as the process begins again.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Short-Term Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

S&P 500 VIX Mid-Term Index

S&P 500 VIX Futures Term-Structure Index ER

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX futures holding is sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the fourth month contract is progressively moved to the seventh month futures contract over the course of the month, until the following Roll Period start when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract and gets sold every day afterwards as the process begins again.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Mid-Term Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Calculation of the Index

The Index is a composite index that consists of taking a long position on the Mid-Term Index with 100% weight, and a short position on the Short-Term Index with 50% weight. On any S&P 500 VIX Futures Business Day, t, the index ER is calculated as follows:

	IndexER1	=	IndexERt-1 *(1 + Excess Return1)

where:	IndexERt-1	=	The Index Excess Return on the preceding business day, defined as any date on which the index is calculated,

and	Excess Returnt	=	(WLong *ExcessReturnLong–WShort *ExcessReturnShort)

Where:
	WLong	=	100%, is the weight of the long position;
	ExcessReturnLong	=	Excess Return of the long position in the Mid-Term Index;
	WShort	=	50%, is the weight of the short position;
	ExcessReturnShort	=	Excess Return of the short position in the Short-Term Index.

Base Dates

The base dates of the Index, the Short-Term Index and the Mid-Term Index are December 20, 2005 at base values of 100,000.

Index Governance

The S&P Commodities Index Committee maintains the Index and the Sub-Indices. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index and Sub-Index policy for timing of rebalancings or other matters.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of the historical S&P 500 VIX Futures Index series calculations, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

S&P 500 VIX Futures Term-Structure Index ER

When the ith future was not listed, but ith+1 and ith-1 futures were listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi–1,t2 +	BDays(Ti – Ti-1)	(DCRPi+1,t2 – DCRPi–1,t2)
BDays(Ti+1 – Ti-1)

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi–1,t2 +	BDays(Ti – Ti–1)	(DCRPi+2,t2 – DCRPi–1,t2)
BDays(Ti+2 – Ti–1)

When ith, ith+1 and ith+2 futures were not listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi–1,t2 +	BDays(Ti – Ti–1)	(DCRPi–1,t2 – DCRPi–2,t2)
BDays(Ti–1 – Ti–2)

where:

Ti	=	Expiration Day of the ith VIX Futures contract

BDays	=	Number of Business days between VIX Futures Expiration Days

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 100,000 on December 20, 2005. The Index Sponsor began independently calculating the Index on November 23, 2010 (the “Index commencement date”) and publishing data on the Index on November 23, 2010. Therefore, the historical information for the period from December 20, 2005 until November 23, 2010 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after November 23, 2010 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Sub-Index constituents will result in holders of the Securities receiving a positive return on their investment.

S&P 500 VIX Futures Term-Structure Index ER

The table below shows the estimated historical and historical performance of each of the Index, the Short-Term Index and the Mid-Term Index from December 31, 2005 through November 26, 2010.

Estimated Historical and Historical Results for

the period December 31, 2005 through November 26, 2010

	Short-Term Index		Mid-Term Index		Index
Year	Ending Level	Annual Return	Ending Level	Annual Return	Ending Level	Annual Return
2005	97,190.20		98,733.44		100,131.89
2006	45,522.10	-53.16%	77,012.18	-22.00%	111,036.06	10.89%
2007	62,186.80	36.61%	113,265.91	47.08%	131,276.66	18.23%
2008	138,744.00	123.11%	205,208.09	81.17%	152,806.42	16.40%
2009	48,625.90	-64.95%	156,524.09	-23.72%	189,727.23	24.16%
through 11/26/2010	16,578.57	-65.91%	147,937.27	-5.49%	292,366.38	54.10%

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Index from December 20, 2005 through November 26, 2010 in comparison with the total return of the S&P 500® Index and the CBOE Volatility Index (not tradable).

	Short-Term Index	Mid-Term Index	Index*	S&P 500® Index	CBOE Volatility Index (not tradable)
Total Return	-83.42%	47.94%	192.37%	-5.57%	98.57%
Annualized Return	-30.51%	8.26%	24.27%	-1.16%	14.91%

*The data for the Index for the period prior to its inception on November 23, 2010 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of November 26, 2010, and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

S&P 500 VIX Futures Term-Structure Index ER

The graph below is based on the levels of the Index, the Short-Term Index, the Mid-Term Index, the S&P 500® Index and the CBOE Volatility Index.

*	The data for the Index for the period prior to its inception on November 23, 2010 is estimated and is derived by using the Index’s calculation methodology with historical prices.

License Agreement

We have entered into an agreement with S&P, the Index Sponsor, that provides us and our affiliates with a non-transferable, limited, non-exclusive and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

Modifications to the Index

The Index Sponsor may revise Index policy for timing of rebalancings or other matters as described above under “—Index Governance.” The effect of any such changes is described below under “Specific Terms of the Securities—Discontinuance or Modification of an Index.” The Index Sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events relating to the Index and the Sub-Indices. If the Index Sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor will calculate the value of the Index and the Sub-Indices based on the most recent prior closing futures prices published by the CBOE and the roll of each Sub-Index for that day will be carried to the next CBOE business day as described above under “— Contract Rebalancing.” If an exchange fails to open due to unforeseen circumstances, the Index Sponsor may determine not to publish the Index for that day.

S&P 500 VIX Futures Term-Structure Index ER

If an exchange introduces a holiday during the month of a Sub-Index calculation, that Sub-Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “— Contract Rebalancing.”

Announcements

Announcements of the daily values of the Index and each of the Sub-Indices are made after the market close each day.

Delisting of futures contracts

If one or more futures contracts included in one of the Sub-Indices is no longer listed, S&P may choose to cease publication of the effected Sub-Index or the Index at that time.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by S&P, its third party licensors or the CBOE. Neither S&P nor CBOE makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either Index to track general market performance. S&P’s, its third party licensors’ and CBOE’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P, its third party licensors, CBOE and the Indices which are determined, composed and calculated by S&P or its third party licensors without regard to UBS or the Securities. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Indices. Neither S&P nor CBOE is responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500 VIX Futures Term-Structure” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the CBOE and has been licensed to S&P.

S&P 500 VIX Futures Term-Structure Index ER

The Index Sponsor does not guarantee the accuracy and/or completeness of the Indices, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Indices. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Indices or publication of the Index level (or failure to publish such value) and any use to which any person may put the Indices or their respective index levels. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions. Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Valuation of the Index and the Securities

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate, and the NYSE will publish, the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “SPVXTSERID”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index.

The NYSE is not affiliated with UBS and does not approve, endorse, review or recommend the Indices or the Securities. The information used in the calculation of the intraday indicative values of the Index will be derived from sources the NYSE deems reliable, but the NYSE and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. The NYSE makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. The NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. The NYSE, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. The NYSE is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the NYSE may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday levels of the Sub-Indices.

Intraday Security Values

An intraday “indicative value” for the Securities meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published to Bloomberg (based in part on information provided by the NYSE) or a successor via the facilities on the Consolidated Tape Association under the symbol “XVIXIV”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount calculated using the intraday indicative value of the Index as of such time as the Index Closing Level as of such date. The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

Valuation of the Index and the Securities

The intraday indicative value calculation will be used to determine whether the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value.” It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The level of the Index provided by the NYSE will not necessarily reflect the depth and liquidity of the constituents of the Sub-Indices. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Sub-Indices, and may not be equal to the payment at maturity, call, acceleration or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Cash Settlement Amount at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity, call, acceleration or upon early redemption. Instead, on the Maturity Date, you will receive a cash payment per $25 Face Amount of your Securities equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) + Financing Payment - Fee Amount

Daily Index Factor: The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call, acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be. If the amount calculated above is less than zero, the payment at maturity will be zero.

Fee Amount: The Securities are subject to a “Fee Amount” per Security equal to 0.85% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.85% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Specific Terms of the Securities

Financing Payment: You will receive a Financing Payment per Security, which accrues on a daily basis. On the Initial Trade Date, the Financing Payment is equal to zero. On each subsequent calendar day, the Financing Payment equals the product of (i) the Financing Rate divided by 360 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

The “Face Amount” means $25 per Security.

On any calendar day, the “Financing Rate” equals:

(((1 - (91/360) × T-Bill Rate) ^ (-1/91)) -1) × 360

where the T-Bill rate equals the most recent published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

An “Index Business Day” is a day on which (1) it is a Business Day and (2) trading is generally conducted on the CBOE.

A “Trading Day” is a day on which (1) it is a Business Day, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the Security Calculation Agent in its sole discretion.

The “Maturity Date” will be November 30, 2040, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before November 30, 2040 does not qualify as the Final Valuation Date as determined in accordance with “— Valuation Dates” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date. The Security Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event or force majeure event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on November 27, 2040.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than three Trading Days.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on November 27, 2040, then the Final Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure

Specific Terms of the Securities

event does not occur and is not continuing. In no event, however, will the Final Valuation Date be postponed by more than three Trading Days.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date commencing on December 13, 2010 through and including November 23, 2040, subject to a minimum redemption amount of at least 50,000 Securities. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero.

As of any Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date.

The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not an Index Business Day, the next following Business Day. The final Redemption Date will be November 23, 2040.

You may lose some or all of your investment upon early redemption, if the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day immediately preceding the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

Specific Terms of the Securities

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities on the applicable Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

On any Trading Day on or after December 5, 2011 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’ exercise of its Call Right, if the level of the Index, which measures the return from taking a 100% long position in the Mid-Term Index and taking a 50% short, or inverse, position in the Short-Term Index, rebalanced daily, declines or does not increase by an amount, together with the Financing Payment, sufficient to offset the negative effect of the Fee Amount.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value on any Index Business Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Daily Index Factor, the Financing Rate, the T-Bill Rate, the Financing Payment, the Fee Amount, the Redemption Fee Amount and the Current Principal Amount, if any, that

Specific Terms of the Securities

we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, the Acceleration Amount, if any, that we will pay on the Acceleration Settlement Date, and whether any day is a Business Day, Index Business Day or Trading Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call, acceleration or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, Call Settlement Date or Acceleration Settlement Date, as applicable.

All dollar amounts related to determination of the Current Principal Amount, the Financing Amount, the Fee Amount, the Redemption Amount and Redemption Fee Amount per Security, the Call Settlement Amount, if any, per Security, and the Acceleration Amount per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

If the Index is not published on an Index Business Day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index, any futures contract underlying any Sub-Index and/or the ability to hedge the Index, the Security Calculation Agent may (but is not required to) make determinations and/or adjustments to the Index or method of calculating the Index. The determination of the value of a Security on a Valuation Date, including the Final Valuation Date, may be postponed if the Security Calculation Agent determines that a market disruption event or force majeure event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than three Trading Days. If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Security Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

The occurrence or existence of any of the following, as determined by the Security Calculation Agent in its sole discretion, will constitute a market disruption event:

➢	the Index Sponsor does not publish the level of the Index on any Index Business Day;

➢

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

Specific Terms of the Securities

➢

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

➢

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

➢

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

➢	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

➢	on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying a Sub-Index;

➢

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying a Sub-Index; and

➢	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Security Calculation Agent determines to be beyond its reasonable control and materially affect the Index, any futures contract underlying any Sub-Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

➢

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of any relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

➢

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

➢

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

Specific Terms of the Securities

➢	a price change exceeding limits set by such relevant exchange,

➢	an imbalance of orders relating to such options, or

➢	a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

➢	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

Specific Terms of the Securities

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Face Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index, and any other person or entity publishes an index that the Security Calculation Agent determines is comparable to the Index and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at maturity, call, acceleration or upon early redemption by reference to such successor index.

If the Security Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that a market disruption event or force majeure event has occurred and is continuing on the date on which the value of the Index is required to be determined, the Security

Specific Terms of the Securities

Calculation Agent will determine the amount payable by a computation methodology that the Security Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Security Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the Security Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable at maturity, call, acceleration or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call, acceleration or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

Specific Terms of the Securities

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Sub-Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index or other securities of issuers included in the S&P 500® Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments linked to the Index, the Sub-Indices, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Sub-Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, or other instruments based on indices designed to track the performance of the Index or the Sub-Indices.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-15 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF

Certain U.S. Federal Income Tax Consequences

YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after you purchase the Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with

Certain U.S. Federal Income Tax Consequences

respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is possible that the Internal Revenue Service could assert that Section 1256 of the Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, you would be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Such gain or loss would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

It is also possible that the Securities could be treated as a series of derivative contracts each of which matures on the next rolling or rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rolling or rebalancing date in return for new derivative contracts that mature on the next rolling or rebalancing date, and you would accordingly likely recognize capital gain or loss on each rolling or rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Fee Amount or the Redemption Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

The IRS could also assert that the Securities should be treated as comprising offsetting positions with respect to the performance of the Mid-Term Index and the Short-Term Index, in which case the Securities could be treated as a straddle for U.S. federal income tax purposes. If the Securities are treated as comprising a straddle for tax purposes, any gain or loss that you recognize upon the sale, early redemption or maturity of your Securities would be short-term capital gain or loss, and you would be required to capitalize any interest that you incur in connection with the acquisition of your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the futures contracts included in the Mid-Term Index and you entered into a short sale with respect to the Short-Term Index or the futures contracts included in the Short-Term Index, (ii) you should be required to accrue interest income equal to the Financing Payments on a monthly basis over the term of your Securities or that such amount should be includible in ordinary income upon the sale or maturity of your Securities, (iii) any gain or loss that you recognize upon the early redemption or maturity of your Securities that is attributable to the performance of the Short-Term Index should be short-term capital gain or loss or (iv) any gain or loss

Certain U.S. Federal Income Tax Consequences

that you recognize upon the early redemption or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax. Under recently enacted legislation, for taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the disposition of Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. Please see “U.S. Tax Considerations — Backup Withholding and Information Reporting” in the accompanying prospectus for the backup withholding and information reporting requirements with respect to your investment in the Securities. In addition, pursuant to recently enacted legislation, payments on the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering

Benefit Plan Investor Considerations

purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 Face Amount of Securities to UBS Securities LLC at 100% of their aggregate Face Amount. UBS Securities LLC will sell these Securities to the public at 100% of their aggregate Face Amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Current Principal Amount as calculated by UBS Securities LLC as of the date of such sale. We will receive proceeds in each such sale equal to such Current Principal Amount multiplied by the number of Securities sold. UBS Securities LLC or UBS Financial Services Inc. may receive normal commissions in connection with any of the sales described in this paragraph.

We are not, however, obliged to, and may not, sell the full aggregate Face Amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-52, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902641596

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Index Business Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due November 30, 2040, CUSIP No. 902641596, redeemable for a cash amount based on the performance of the S&P 500 VIX Futures Term-Structure Index ER (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title: Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
S&P 500 VIX Futures Term-Structure Index ER	S-28
Valuation of the Index and the Securities	S-40
Specific Terms of the Securities	S-42
Use of Proceeds and Hedging	S-52
Certain U.S. Federal Income Tax Consequences	S-53
Benefit Plan Investor Considerations	S-57
Supplemental Plan of Distribution	S-59
Conflicts of Interest	S-60

Prospectus

Introduction	1
Cautionary Note Regarding Forward- Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

UBS AG Exchange Traded Access Securities (E-TRACS) Daily Long-Short VIX ETN due November 30, 2040

UBS AG $100,000,000 E-TRACS

Prospectus Supplement dated

November 30, 2010

(To Prospectus dated January 13, 2009)

UBS Investment Bank